Exhibit 10.1

OLSWANG

30 November 2007

COMPROMISE AGREEMENT

Without prejudice and subject to contract

(1)	NARROWSTEP LIMITED

(2)	IOLO JONES

90 High Holborn	T +44 (0) 20 7067 3000	In alliance with Greenberg Traurig LLP
London WC1V 6XX	F +44 (0) 20 7067 3999
www.olswang.com	DX 37972 Kingsway	Olswang is regulated by the Solicitors Regulation Authority

THIS AGREEMENT is made the 30th day of November 2007

BETWEEN:

(1)	Narrowstep Limited a company registered in England with number 4412126 whose registered office is at Battersea Studios, 80 Silverthorne Road, London, SW8 3HE ("Company"); and

(2)	Iolo Jones of 103B South Hill Park, London, NW3 2SP ("Executive").

RECITALS

(A)	The Executive alleges that he has or may have the Employment Claims against the Company and the Group Companies;

(B)
The Executive and the Company intend to settle the Employment Claims and any other claim(s) that the Executive may have against the Company or any Group Company subject to and in accordance with the Terms.

THE PARTIES AGREE as follows:

1.	DEFINITIONS

1.1	In this Agreement (including the recitals and schedules) the following words and expressions shall have the following meanings unless the context otherwise requires:

	"Adviser"	David Jepps of DMH Stallard, Solicitors,, Gainsborough House, Pegler Way, Crawley RH11 7FZ

	"Employment Claims"	the actual and potential claims set out in clause 2.1;

"Group Company"
any holding company of the Company and any subsidiary of the Company or of any such holding company (where "holding company" and "subsidiary" have the meanings attributed to them under section 736 Companies Act 1985);

"Pension Rights"
pension rights accrued up to the Termination Date under any occupational pension scheme (as defined in Pension Schemes Act 1995) operated by the Company or any Group Company and of which the Executive is a member;

	"Relevant Personnel"	any former or existing agent, client, consultant, director, employee, officer, shareholder, supplier or worker of the Company or any Group Company;

	"Tax Liability"	any income tax, employee's National Insurance contributions, fines, interest, costs and/or penalties arising in respect of all and any of the payments made and benefits provided under this Agreement;

	"Termination Date"	the date of this Agreement; and

	"Terms"	the terms of this Agreement.

2.	CLAIMS

2.1	The Executive has or may have potential claims arising from his employment and its termination which include: unfair dismissal and wrongful dismissal.

2.2
This Agreement settles the Employment Claims.  In addition, it reflects the intention of the Executive and the Company and all Group Companies that this Agreement should also settle any other claim(s) that the Executive may have against the Company and/or any Group Company, subject to and in accordance with the Terms of this Agreement.

2.3	The Company enters into this Agreement on behalf of all Group Companies and the Company represents, warrants and undertakes that it has full power and authority to do so.

3.	TERMINATION

3.1	The Executive's employment with the Company will terminate on the Termination Date. The Executive's P45 will be issued shortly after the Termination Date.

3.2
The Executive agrees to resign his directorships in the Company and in Sportshows Television Limited (whose registered address is Battersea Studios, 80 Silverthorne Road, London, SW8 3HE and whose company number is 2903610) by signing a resignation letter for each of the above in the form attached at Schedule 1. The Company warrants that it has and will maintain or cause to be maintained a policy of Directors’ and Officers’ insurance in relation to the Company and all and any Group Company of which the Executive is or has been a director and/or an officer.

3.3
You agree that you will provide such co-operation, assistance and information as the Company or any Group Company may reasonably require in connection with any litigation that the Company or any Group Company is involved in or with any future regulatory obligations of the Company or any Group Company.  The Company will compensate you for reasonable expenses you incur in such co-operation, assistance and information, so long as you provide advance written notice of your request for compensation.

4.	PAYMENTS

4.1	The Executive will receive salary up to and including the Termination Date (less applicable tax and employee's National Insurance contributions).

4.2
Within 14 days of receipt by the Company of a copy of this Agreement, signed by all the parties and the Adviser, the Company will effect the arrangements as set out in clauses 4.1, 4.3, 4.4, 4.5 and 8.4.

4.3	The Company will pay, without admission of liability, and subject to the deductions provided for in this Agreement, a payment of £50,000 in lieu of the Executive's 6 months' notice.

4.4
The Company will pay, without admission of liability, a payment of £9,000 in compensation for loss of office which will be made without deductions for income tax or National Insurance contributions (the "Compensation Payment"). The Company and the Employee believe the Compensation Payment can be made free of deductions for income tax or National Insurance contributions in accordance with s 401 Income Tax (Earnings and Pensions) Act 2003.

4.5
The Executive will submit his expenses claims within seven days of the Termination Date and the Company will reimburse the Executive for any expenses properly incurred prior to the Termination Date in the usual way, subject to compliance with the requirements of the Company's expenses policy.

4.6	For the avoidance of doubt the Executive's entitlement to all salary and benefits will end on the Termination Date.

5.	TAXATION

5.1	The payments referred to in clauses 4.1, 4.3 and 8.4 will be made less applicable tax and employee's National Insurance contributions.

5.2
Except in respect of income tax or employee's National Insurance contributions deducted by the Company under clause 5.1 or clause 8.4, the Executive is, and undertakes to be, responsible for any Tax Liability, including for the avoidance of doubt any Tax Liability on the Compensation Payment and the Executive indemnifies and will keep indemnified the Company and each Group Company against any claim or demand which is made against the Company or any Group Company in respect of any such Tax Liability but excluding any interest, costs or penalties imposed in respect of the Tax Liability arising from the Company's or any Group Company's failure to inform the Executive within a reasonable period of any demand received in respect of any Tax Liability. The Executive undertakes immediately to pay to the Company on demand any such Tax Liability other than any part of the Tax Liability already paid by the Executive to HM Revenue & Customs.

6.	COMPANY PROPERTY

6.1
The Executive warrants and confirms that the Executive will return to the Company forthwith on or after the Termination Date, without modification all property belonging to the Company or any Group Company which was in the Executive's possession, custody or control including, but not limited to, computer disks, computer and other electronic equipment, correspondence, credit or charge cards, documents, files, keys, laptop computers, mobile telephones, records, security passes and other information (whether originals, copies or extracts) and that the Executive has not retained any copies or extracts of any documents or other property belonging to the Company or any Group Company (whether in physical or electronic form).  The Executive undertakes to return immediately to the Company any such property that may, after the date of this Agreement, come into the Executive's possession, custody or control.

6.2
The Executive confirms that any information which belongs or may belong to the Company or any Group Company and which is stored on any personal computer or other electronic equipment belonging to the Executive or to which the Executive has access (other than that which is stored on any Company personal computer or other Company electronic equipment) has been permanently deleted.

7.	CONFIDENTIALITY

7.1
The Executive agrees to keep the existence, negotiation and Terms of this Agreement confidential and warrants that the Executive has not before the date of this Agreement made or authorised and will not, after the date of this Agreement, make or authorise, without the Company's prior written consent, any statement or comment concerning the Terms except to the Executive's professional advisers, spouse, or as may be required by law. The Executive undertakes to procure that the Executive's professional advisers and spouse comply with the terms of this clause 7.1.

7.2
The Company agrees to keep the existence, negotiation and Terms of this Agreement confidential except as may be required by law, which, for the avoidance of doubt, includes any requirement imposed by the United States Securities and Exchange Commission.

8.	RESTRICTIONS

8.1
Notwithstanding the termination of the Executive's employment, the Executive acknowledges and affirms that the Executive remains bound by those provisions of the Executive's contract of employment dated 28 March 2006 that are expressed to continue after termination of the Executive's employment including, without limitation, clauses 10 (confidentiality) and 14 (intellectual property).

8.2	The Executive undertakes, affirms and agrees that:

8.2.1
the Executive will not directly or indirectly make, publish or otherwise communicate any statement whatsoever whether in writing or otherwise which may have the effect of damaging or lowering the business interests and/or the reputation of the Company or any Group Company or any Relevant Personnel and/or which may be disparaging or derogatory to any of the Company or any Group Company or any Relevant Personnel;

8.2.2
after the Termination Date, the Executive will not represent himself or allow himself to be held out or represented as being in any way connected with or interested in the business of the Company or any Group Company other than as a shareholder or a director of Narrowstep Inc if that is the case.

8.3
The Company undertakes to use its reasonable endeavours to ensure that the board of directors of the Company will not save where permitted by law without your prior consent, after the date of this agreement communicate to any third party any derogatory or defamatory statements, whether in writing or otherwise, concerning you.

8.4
In consideration of a sum of £1,000, which will be paid to the Executive less applicable tax and employee's National Insurance contributions, the Executive agrees to the restrictions set out in Schedule 2.

9.	CLAIMS AGAINST THE COMPANY AND WARRANTIES

9.1	The Executive accepts the Terms in full and final settlement of:

	9.1.1	the Employment Claims; and

	9.1.2	all and any further claims as set out in Schedule 3 ("Further Claims").

9.2	The provisions of clause 9.1 will not prevent the Executive bringing proceedings:

	9.2.1	to enforce this Agreement;

	9.2.2	in respect of Pension Rights; and/or

	9.2.3	in a County Court or the High Court, in respect of any personal injury of which the Executive is not aware and could not reasonably have been aware at the time of signing this Agreement.

9.3
The Executive undertakes and warrants that, to the best of his knowledge, information and belief, after due and careful enquiry, he is not aware of any circumstances that might give rise to a personal injury claim (not to a claim in respect of Pension Rights) against the Company or any Group Company.

9.4	The Executive represents, warrants and undertakes that:

9.4.1
the Executive has received advice from the Adviser as to the Terms and effect of this Agreement and in particular its effect on the Executive's ability to pursue the Executive's rights before an employment tribunal;

9.4.2
the Executive was advised by the Adviser that there was in force, at the time the Executive received the advice referred to above, a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by the Executive in respect of loss arising in consequence of that advice;

9.4.3
the Executive has not presented or brought and will not present or bring any complaint, proceedings, action or claim before any court, employment tribunal or other judicial body in England or any other jurisdiction in connection with, relating to or arising out of the Executive's employment and/or its termination and nor has nor will anyone acting on the Executive's behalf;

9.4.4
any claims of any kind that the Executive has or may have arising out of or in connection with the Executive's employment by the Company or any Group Company or the termination of such employment have been asserted or intimated to the Company by the Executive or the Adviser on the Executive's behalf prior to the date of this Agreement and this Agreement and the waiver and release in clause 9.1 above expressly relate to each and every one of those claims;

9.4.5
except for those claims asserted or intimated as indicated in clause 9.4.4 above, the Executive has no other complaints or claims of any nature against the Company or any Group Company or any of its Relevant Personnel;

9.4.6
the Executive has not withheld or failed to disclose any material fact concerning any material failure by the Executive in the performance of the Executive's duties for the Company and any Group Company;

9.4.7
the Executive is not aware: (1) of any grounds on which he can make, or (2) ( to the best of the Executive's knowledge) that any other employee or worker of the Company or any Group Company is intending to make a protected disclosure or a qualifying disclosure within the meaning of Part IVA of the Employment Rights Act 1996 in relation to the Company or any Group Company:

9.4.8
the Executive has not committed any breach of any duty (including fiduciary duty) owed by the Executive to the Company or any Group Company nor a breach of the Executive's contract of employment that would entitle the Company to terminate the Executive's employment without notice; and

9.4.9
as at the date of this Agreement, the Executive has not agreed to accept, accepted or received nor has it been indicated that the Executive might receive an offer of alternative employment, engagement or consultancy.

9.5
The Executive accepts that the Company (on behalf of itself, and its Group Companies) is entering into this Agreement in reliance upon the representations, warranties and undertakings provided by the Executive in this clause 9, and 5.2, 6, 7 and 8 above.

9.6
The Executive agrees that the conditions regulating compromise agreements contained in the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and the Employment Equality (Age) Regulations 2006 are intended to be and have been satisfied.

10.	OTHER MATTERS

10.1	It is a condition of this Agreement that the Executive obtains legal advice as to the terms and effect of this Agreement from the Adviser and that the Adviser signs the acknowledgement at Schedule 4.

10.2
The Company agrees to pay, directly to the Adviser's firm, the Adviser's firm's reasonable legal fees incurred by the Executive exclusively for advice given to the Executive in relation to the termination of the Executive's employment and the terms of this Agreement up to a maximum of £2,500 (exclusive of VAT and disbursements) after receipt by the Company of an appropriate invoice from the Adviser's firm addressed to the Executive and expressed to be payable by the Company and sent (marked strictly private and confidential) to Richard Lepik at 116 Village Blvd, Princeton, NJ 08540.

10.3
To the extent that any payment made to the Executive under this Agreement is at an enhanced level, such payment is exceptional, does not create any custom and practice and gives no entitlement in respect of future payments.

10.4
The Executive agrees that in signing this Agreement he is withdrawing any grievance against the Company including for the avoidance of doubt any grievance contained in the letter dated 13 November 2007.

10.5
The Executive confirms that he does not require the Company to take any further action in relation to any grievance referred to in clause 10.4 and that the Executive will not make any other grievance relating to the Executive's employment and/or its termination to the Company or any Group Company.

11.	GENERAL

11.1	The parties consider that this Agreement satisfies the conditions regarding compromise agreements.

11.2
This Agreement sets out the entire agreement and understanding between the Executive and the Company and supersedes any prior agreement between the parties relating to the subject matter of this Agreement.  The Executive acknowledges and agrees that in entering into this Agreement no reliance is placed upon, and no remedy shall be available in respect of, any statement, representation, warranty, understanding, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.  Nothing in this clause operates to limit or exclude any liability for fraud.

11.3
The failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.  A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this Agreement and will not prevent a party from subsequently requiring compliance with the waived obligation.

11.4
The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.  In addition the Company, any Group Company and any Relevant Personnel may enforce the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999 shall apply accordingly except that the consent of such Group Companies and any Relevant Personnel will not be required to vary or rescind the terms of this Agreement.

11.5
The validity, construction and performance of the terms set out in this Agreement shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England.

11.6
This Agreement, although marked "without prejudice/subject to contract", will upon signature by the parties and upon the Adviser signing the acknowledgement in Schedule 1 be treated (subject to clause 7) as an open document evidencing an agreement binding on the parties.

11.7
This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  The Agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax being acceptable for this purpose) and the Agreement has been dated by agreement between the representatives of the parties.

SCHEDULE 1

Letter of resignation

To the Board of Directors

Narrowstep Limited	30th November 2007
Battersea Studios
80 Silverthorne Road
London
SW8 3HE

Dear Sirs

Narrowstep Limited ("Company")

Company Number 4412126

I hereby resign with immediate effect from the office of director of the Company with immediate effect.

I acknowledge and confirm that there are no sums due to me from the Company and I have no claim of any kind for compensation or otherwise against the Company, its former or existing agents, consultants, directors, employees, officers, shareholders or workers in respect of the termination of my appointment(s) or otherwise.

Yours faithfully

SIGNED

/s/ IOLO JONES

by IOLO JONES

SCHEDULE 2

1.	The Executive agrees with the Company that he will not directly or indirectly, for a period of twelve months immediately following the Termination Date:

1.1
carry on or be interested in a Competing Business, save that he may be interested: (1) in securities in a company whose shares or other securities are listed, traded and/or dealt in on any securities exchange or market provided that he does not hold (and is not interested, directly or indirectly) in shares or securities conferring more than three per cent of the votes that could be cast at a general meeting of that body corporate; or (2) in any class of securities not so listed, traded or dealt provided that he does not hold (and is not interested, directly or indirectly) in shares or securities conferring more than 20 per cent of the votes that could be cast at a general meeting of that body corporate;

1.2	act as a consultant, employee or officer or any other capacity in a Competing Business;

1.3	either on his own account or on behalf of any Competing Business supply or facilitate the supply of Restricted Goods or Services to any Client;

1.4	either on his own account or on behalf of any Competing Business deal with a Supplier;

1.5
either on his own account or for any person, firm or company or other undertaking employ or otherwise engage or facilitate the employment or engagement of the services of any Key Employee whether or not any such Key Employee would in entering into the employment or engagement commit a breach of contract;

1.6	on behalf of any Competing Business deal with a Client;

1.7
either on his own account or for any company, firm, person or other undertaking induce, solicit or entice or endeavour to induce, solicit or entice any Key Employee to cease working for or providing their services to the Company or any relevant Group Company whether or not any such Key Employee would by entering into the employment or engagement commit a breach of contract;

1.8
either on his own account or on behalf of any Competing Business directly or indirectly induce, solicit or entice or endeavour to induce, solicit or entice any Client to cease conducting any business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which any business is conducted with the Company or any Group Company or to exclude the Company or any Group Company from new business opportunities in relation to any Restricted Goods or Services;

1.9
on behalf of any Competing Business directly or indirectly induce, solicit or entice or endeavour to induce, solicit or entice any Supplier to cease conducting business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which any business is conducted with the Company or any Group Company;

2.	The Executive agrees that each of the restrictions set out in clause 1 constitute entirely separate, severable and independent restrictions on him.

3.
While the restrictions in clause 1 are considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions either taken by itself or themselves together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of its or their wording were deleted, restricted or limited in a particular manner then the restrictions set out in clause 1 will apply with such deletions, restrictions or limitations as the case may be.

4.
If the Executive accepts employment or engagement (whether as a consultant or in any other capacity) with any third party during the period of any of the restrictions set out in clause 1 he will on or before such acceptance provide the third party with full details of these restrictions.

5.
The Executive will not induce, procure, authorise or encourage any other person, firm, corporation or organisation to do or procure to be done anything that if done by the Executive would be a breach of any of the provisions of clause 1.

6.
The restrictions entered into by the Executive in clause 1 are given to the Company for itself and as trustee for each and any Group Company and the Company hereby declares that to the extent that such restrictions relate to any Group Company the Company holds the benefit of them as trustee.

7.	In this Schedule 4, the following words and expressions will have the following meanings:

"Client"
any person, firm, company or other entity (i) who or which at any time during the Relevant Period was to the knowledge of the Executive provided with goods or services by the Company or any Group Company or was negotiating, or was in the habit of dealing, with the Company or any Group Company for the supply of goods or services by the Company or any Group Company or (ii) about whom or which the Executive has confidential information, and in each case with whom or which the Executive or any person who reported directly to him had material dealings at any time during the Relevant Period;

"Competing Business"
any business in the United Kingdom or the United States of America which competes or is preparing to compete with any business, carried on by the Company or any Group Company in which the Executive has been involved to a material extent during the Relevant Period;

"Key Employee"
any officer or employee of the Company or any Group Company earning £25,000 (including bonuses and commission, if any, but excluding any appropriate VAT) or more on an annualised basis with whom the Executive in the course of his employment has had dealings at any time during the Relevant Period;

"Relevant Period"	the period of 12 months immediately preceding the Termination Date;

"Restricted Goods or Services"	goods or services of a type provided by the Company or any Group Company at the Termination Date;

"Supplier"
any person, firm, company or other entity who or which at any time during the Relevant Period: (i) supplied goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company  or (ii) was negotiating with the Company or any Group Company to supply goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company, and in each case with whom or which the Executive or any person who reported directly to him had material dealings at any time during the Relevant Period.

SCHEDULE 3

Further Claims

1.
In this agreement, "Further Claims" means all and any claims, costs, expenses or rights of action of any kind, whether contractual, statutory or otherwise, whether or not they are or could be in the contemplation of the parties at the date of this Agreement, and whether having already occurred or arising in the future in the United Kingdom or in any other country in the world, which the Executive has or may have against the Company or any Group Company or any Relevant Personnel from time to time, which arise out of or in connection with the Executive's employment by the Company or any Group Company or its termination including (but not limited to) any claim:

1.1	which is an Employment Claim;

1.2	in relation to notice or pay in lieu of notice;

1.3	for equal treatment under the Equal Pay Act 1970;

1.4
for direct and/or indirect sex discrimination, discrimination on the grounds of gender re-assignment, direct and/or indirect discrimination against married persons, discrimination by way of victimisation, harassment and any other claim under the Sex Discrimination Act 1975;

1.5	for direct and/or indirect discrimination, discrimination by way of victimisation, harassment and any other claim under the Race Relations Act 1976;

1.6	for discrimination, harassment, failure to make adjustments and any other claim under the Disability Discrimination Act 1995;

1.7
for unauthorised deductions from wages, for detriment in employment (on any ground), for detriment or dismissal or selection for redundancy on grounds related to having made a protected disclosure, for the right to time off for dependants, for the right to a written statement of reasons for dismissal, for unfair dismissal, for automatically unfair dismissal (on any ground), for a redundancy payment, for automatically unfair selection for redundancy on any ground and any other claim under the Employment Rights Act 1996;

1.8
for the national minimum wage and/or additional remuneration, failure to allow access to records and detriment in employment on grounds related to the national minimum wage under the National Minimum Wage Act 1998;

1.9	for the right to be accompanied and for detriment and/or dismissal on the grounds relating to the right to be accompanied under the Employment Relations Act 1999;

1.10	under the Employment Act 2002;

1.11
for compensation for entitlement to annual leave, payment in respect of annual leave, refusal to give paid annual leave, daily and/or weekly and/or compensatory rest and/or rest breaks and any other claim under the Working Time Regulations 1998;

1.12
relating to any rights to and/or during any period of parental leave, relating to the right to return after parental leave, detriment relating to parental rights, automatic unfair dismissal on parental grounds, contractual rights to and/or during parental leave under the Maternity and Parental Leave, etc Regulations 1999;

1.13
for less favourable treatment, for the right to receive a written statement of reasons for less favourable treatment, automatic unfair dismissal and/or detriment in employment under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

1.14
for any rights to and/or during paternity and/or adoption leave, the right to return after paternity and/or adoption leave, for detriment relating to paternity and/or adoption leave, automatic unfair dismissal and/or contractual rights to and/or during paternity and/or adoption leave under the Paternity and Adoption Leave Regulations 2002 and/or the Statutory Paternity Pay and Adoption Pay (General) Regulations 2002;

1.15	for discrimination, victimisation and/or harassment on grounds of religion and/or belief under the Employment Equality (Religion or Belief) Regulations 2003;

1.16	for discrimination, victimisation and/or harassment on grounds of sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003;

1.17	for discrimination, victimisation and/or harassment on grounds of age under the Employment Equality (Age) Regulations 2006;

1.18
in relation to any breach of the Executive's contract of employment including (but not limited to) unpaid wages, unpaid holiday pay and/or unpaid sick pay, permanent health insurance, private medical insurance, bonus or commission or any other contractual or discretionary benefit and any other contractual and/or tortious claim;

1.19	in relation to any office or directorship(s) of the Company or any Group Company the Executive may hold;

1.20	for personal injury and/or negligence;

1.21
in relation to any share option scheme, bonus scheme or other profit-sharing scheme or arrangement between the Executive and the Company or any Group Company including (but not limited to) the 2004 Employee Stock Option Plan.

1.22
in relation to the conduct of the Company or any Group Company in relation to any retirement benefits scheme (as defined in section 611 of the Income and Corporation Taxes Act 1988) of which the Executive is or claims to be a member including, without limitation, the payment of contributions to, the accrual of benefits under, or the exercise of any powers or discretion in relation to such a scheme;

1.23	in respect of which a Conciliation Officer is authorised to act;

1.24	under European Union law; or

1.25	any other statutory claim or claim for breach of statutory duty.

2.	"Claim" includes (without limitation):

2.1	any claim of which, at the date of this Agreement, neither the Company or the Executive is aware; and

2.2	any claim of which, at the date of this Agreement, the Executive is aware but neither the Company nor any Group Company nor any Relevant Personnel is aware.

SCHEDULE 4

Adviser's acknowledgement

I David Jepps, confirm that I have given independent legal advice to Iolo Jones of 103B South Hill Park, London, NW3 2SP ("Employee") as to the terms and effect of this Agreement and in particular its effect on the Employee's ability to pursue the Employee's rights before an employment tribunal.

I confirm that I am a qualified lawyer within the meaning of Section 203(4) Employment Rights Act 1996 (as amended) holding a current practising certificate and that I am neither employed by nor acting for Narrowstep Limited, nor acting in this matter for any Group Company.  I confirm that there is, and was at the time I gave the advice referred to above, in force a contract of insurance or an indemnity provided for members of a professional body covering for the risk of a claim by the Employee in respect of any loss arising in consequence of the advice referred to above.

Signed	/s/ David Jepps	Dated	30 November 2007

IN WITNESS of which this Agreement has been executed by or on behalf of the parties on the date at the top of page 1.

SIGNED by [NAME OF PERSON SIGNING]

a duly authorised signatory of

NARROWSTEP LIMITED

SIGNED

/s/ IOLO JONES

by IOLO JONES